EXHIBIT 3
Schedule of Transactions in Shares
The following table sets forth all transactions with respect to Shares effected in the last sixty days by the Reporting Persons or on behalf of the Reporting Persons in respect of the Shares, inclusive of any transactions effected through 4:00 pm, New York City time, on September 13, 2022.
Trade Date	Transaction	Security	Quantity Bought (Sold)	Unit Cost(1)
09/09/2022	Buy	Common Stock	1,250,000	$12.85
09/09/2022	Buy	European Put Option; Strike $10; Exp. 01/20/2023	12,500	$2.85
09/09/2022	Sell Short	European Call Option; Strike $15; Exp. 01/20/2023	(12,500)	$2.00
(1) Excludes brokerage commissions and other costs of execution.